Exhibit 99.1

MOUNT KNOWLEDGE HOLDINGS, INC. SIGNS A LETTER OF INTENT TO
ACQUIRE A LEADING U.S. BASED E-LEARNING COMPANY, SERVICING THE U.S.
FEDERAL GOVERNMENT AND LARGE CORPORATE CLIENTS

Novi, Michigan – June 27, 2011 – Mount Knowledge Holdings, Inc. (MKHD) an educational software development, sales and training company offering proprietary learning products and training services worldwide, announced that on May 27, 2011, it executed a Letter of Intent with C2 Technologies, Inc. (C2) of Vienna, VA, to purchase one hundred (100%) percent ownership of the company including all of its intellectual property.

“We are thrilled to be acquiring a recognized market leader in e-learning technologies for human performance improvement, which is proudly servicing most U.S. Federal Government agencies as well as several Fortune 500 companies. C2’s award-winning technology and product implementation will allow us to quickly expand towards our vision of becoming a global provider of e-learning technologies for enhancing human performance, to governments, corporations, schools, and direct consumers,” stated Daniel A. Carr, President and CEO of Mount Knowledge Holdings, Inc.

“C2’s established operating history, growing revenue, solid existing contract base and proprietary technologies will assist us in creating a broader global presence in each of our market niches.” “We believe that the impact of combined technologies and teams at C2 and Mount Knowledge, will lead to industry defining technology offerings, desirable to any person or organization seeking rapid, efficient learning and assimilation of any specialized knowledge,” cited Mr. Carr. “This is our 2nd strategic acquisition of an established, profitable company, and will further serve to increase shareholder value, and assist in preparing Mount Knowledge to make application at the earliest opportunity, to a more suitable securities exchange for a growth oriented technology company.”

C2 posted unaudited revenue of more than $42 Million in 2010, which represented a 20% growth in revenues from 2009. C2 anticipates continuing a growth rate of 20% for 2011 as well. In addition, the company maintains a substantial backlog of contracted revenue, primarily with its U.S. Federal Government clients.

Mount Knowledge is currently in the process of sourcing the necessary financing to complete the C2 acquisition and is in the process of retaining a middle market investment bank familiar with the e-learning space, which will have a notable track record for successfully completing transactions of this nature, scope and size.

Dolly Oberoi, CEO of C2 Technologies, Inc., commented, “We could not be more proud of what we have built at C2 over the last 20 years; and now with a shared global vision with Mount Knowledge, we feel confident that our training development tools and resources will be widely accepted in educational and commercial markets worldwide. In addition, we firmly believe that our customers and our staff of professionals will benefit greatly from this combination of technologies and leadership.”

A definitive purchase agreement is anticipated to be completed on or before August 1, 2011. However, to date no definitive agreement has been entered into by the parties and it is possible that the companies will not finalize such an agreement by such date.

About C2 Technologies, Inc.

C2 Technologies, Inc. was founded in 1989 and has recorded profitable growth every year since inception. C2 has focused on training/e-learning, human capital management, information technology, and mission-critical support services; primarily delivered to almost every major Federal Agency. While the company’s largest customer is the U.S. Department of Defense, their reputation for outstanding client service and for skillfully delivering innovative programs has grown over the years, broadening its reach so that it serves all Cabinet-level government agencies as well as many smaller ones. Clients access its services through a variety of contract vehicles, including the (OPM VMB) Vendor Management Branch.

About Mount Knowledge Holdings Inc.

Mount Knowledge Holdings, Inc. (OTCBB: MKHD) is an educational software development, sales and training company offering innovative and proprietary “real-time self learning” software products and teaching services for both corporate and direct consumer markets worldwide. Through its subsidiary, Language Key Asia, and now utilizing its proprietary Learning Management System, ECO Learning, Mount Knowledge offers corporate English Language Training to large multi-national corporations, including Oracle, Adobe, Exxon Mobil, Lenovo, Yahoo and many more, through 5 offices in China.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; our ability to successfully implement our current long-term growth strategy; as well as product demand, market competition, fluctuations in advertising payouts, reliance on credit card processors and related necessary merchant account approvals, delays in website & application development, technical issues beyond our control, reliance on the various platforms that we build applications on, and risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Commission at http://www.sec.gov.

Contact:

Daniel A. Carr, President / CEO
Mount Knowledge Holdings, Inc.
39555 Orchard Hill Place
Suite 600 PMB 6096
Novi, Michigan 48375
(248) 893-4538 or
(888) 682-3038